Exhibit 99.1

For more information:	Omnicell, Inc.
Bruce Lewis	1201 Charleston Road
Lewis & Summers Public Relations	Mountain View, CA 94043-1337
(707) 964-3844
bruce@prwebsite.com

For Immediate Release

Omnicell Appoints Gary S. Petersmeyer to Board of Directors

MOUNTAIN VIEW, Calif. — Jan. 9, 2007 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety solutions, announced today that Gary S. Petersmeyer, chairman and chief executive officer of Aesthetic Sciences Corporation, a research-based medical device company focusing on elective surgery applications, has been appointed to Omnicell’s board of directors. Petersmeyer began serving on the board immediately upon his appointment on Jan. 3, 2007, replacing Brock Nelson, who resigned for personal reasons. Nelson served as a director of Omnicell since May 2003.

Omnicell Chairman, President and CEO Randall A. Lipps commented, “Gary brings extensive experience in the healthcare and pharmaceutical industries and I look forward to his contributions as a member of Omnicell’s board of directors. I wish to thank Brock for his nearly four years of service on our company’s board. His industry expertise and insights have been extremely valuable in helping guide and grow Omnicell.”

Prior to joining Aesthetic Sciences Corporation in 2004, from 2002 to 2004 Petersmeyer provided consulting and executive coaching services to senior executives in high-growth and research-based organizations. From 2000 to 2001, Petersmeyer was president and a director of Pherin Pharmaceuticals. From 1995 to 2000, he was president, CEO and a director of Collagen Corporation, a medical technology company focused on worldwide collagen research. Prior to 1995, Petersmeyer held several senior executive positions at Syntex Corporation, Beta Phase, Inc., and Coopervision, Inc. He currently serves on the boards of directors of Percys, Inc. and RoxRo Pharmaceuticals Petersmeyer has a Bachelor of Arts degree in political science from Stanford University, a Master of Arts degree in teaching from the Harvard Graduate School of Education, and a Master of Business Administration degree from Harvard University.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems and software solutions targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from large central pharmacy “smart inventory” carousels to small handheld devices. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Our supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, catch lab and operating room.

Omnicell’s mission is to provide the best customer experience in healthcare, helping hospitals reduce medication errors, operate more efficiently, and decrease costs. For more information, visit www.omnicell.com.

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